                                                                  EXHIBIT (a)(8)

            ZURICH, Switzerland and ST. PETERSBURG, Fla., Dec. 20 -- Oerlikon-Buhrle Holding AG (OBH), a high-technology corporation traded on the Swiss stock exchange, and Plasma-Therm, Inc. (Nasdaq: PTIS), a leading producer of plasma process equipment primarily used by manufacturers requiring highly sophisticated film etching and deposition techniques, today announced that they have entered into a definitive agreement for OBH to acquire Plasma-Therm through a cash tender offer.

            The tender offer will begin within five business days at a price of $12.50 per share in cash for all of the shares of Common Stock of Plasma-Therm, for a total value of approximately $150 million. It is expected to be completed by early February 2000. The tender offer, which has been approved by the boards of directors of both companies, is subject to the tender of a majority of the outstanding Plasma-Therm shares, the expiration of any relevant waiting periods, and other customary conditions.

            OBH is a major Swiss corporation, which, in the course of 1999, underwent a major transformation from what was formerly a diversified conglomerate to a focused high-technology business. Following the sale of Oerlikon-Buhrle Immoblilien AG (real estate), Bally (the well-known luxury shoe brand), and Oerlikon-Contraves Defense, OBH began the construction of the new high technology group. The offer to purchase Plasma-Therm represents a further step in reinforcing OBH's position in the information technology sector, particularly in the semiconductor equipment industry.

            Founded in 1975, Plasma-Therm is a leading producer of plasma process equipment primarily used by manufacturers requiring highly sophisticated thin film etching and deposition techniques. Plasma-Therm is globally positioned, with sales offices in Europe, South America, Asia and India, offering a complete range of customer services on all major continents. Plasma-Therm serves four discrete market segments: photomask etching, data storage, microelectromechanical (MEMS) and optoelectronics/telecommunications.

            "The offer for Plasma-Therm is in line with OBH's strategy to strengthen its position in the semiconductor equipment industry. The acquisition of Plasma-Therm will establish OBH as a one-stop shop and reinforce its position as a leading systems supplier for the semiconductor industry," said Willy Kissling, chairman and CEO of OBH. "The acquisition is an important step in attaining the size and strength needed to successfully operate in this rapidly growing field in the long-term."

            "The board of directors of Plasma-Therm believes that this transaction is in the best interests of Plasma-Therm's shareholders and employees, and unanimously recommends that all shareholders tender their shares to OBH," said Ronald H. Deferrari, chairman of Plasma-Therm.

            Forward-looking and cautionary statements: From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. This news release may include comments that do not refer strictly to historical results or actions, which although believed to be reasonable, are inherently uncertain and difficult to predict. Such statements are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to differ are not limited to the following:

            Competitive pricing pressures;
            The Company's ability to identify, acquire, and integrate other technologies or acquired companies
            Changes in business conditions affecting the Company's financial position or results of operations which significantly increase the Company's working capital needs;
            Performance of the economies in markets in which the Company operates;
            Continued acceptance of the Company's products and services; Competitive factors;
            New products and technological changes;
            Risks related to international transactions;
            Realization of the benefits of the Company's overhead reduction and restructuring;
            General economic risks and uncertainties and other such risks as we may identify in this release or in other published documents.

Any forward-looking statements should be considered accordingly.